FOR IMMEDIATE RELEASE
For Further Information
Contact: Angela D. Toppi
Executive Vice President & CFO
atoppi@trans-lux.com
203/853-4321


                    TRANS-LUX REPORTS THIRD QUARTER RESULTS

NORWALK, CT, November 15, 2007 - Trans-Lux Corporation (AMEX: TLX), a leading supplier of programmable electronic information displays and operator of cinemas, today reported financial results for the third quarter ended September 30, 2007. Trans-Lux President and Co-Chief Executive Officer Michael R. Mulcahy made the announcement.

Third Quarter 2007

For the quarter, revenues were $14.3 million, compared with $15.4 million in the third quarter of 2006. The Company posted a net loss of $300,000 (-$0.13 per share) for the three-month period, compared with net income of $61,000 ($0.04 per share) during the same period last year. Several factors negatively impacted results, including the continued decrease in equipment rentals and maintenance revenues, a foreign currency loss and an increase in uncollectible accounts receivable. Cash flow, as defined by EBITDA, totaled $2.7 million for the quarter, compared with $3.6 million for the third quarter of 2006. The Company has begun its efforts to become compliant with Sarbanes-Oxley 404 on internal controls.

During the quarter, the Company entered into two new building leases to relocate its principal offices in Connecticut to facilities in Norwalk and Stratford, Connecticut. This planned move will help lower operating costs in the future.

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"Despite the decrease in equipment rentals and maintenance revenue, we continue to explore ways to improve efficiencies and generate sales of new outdoor products, particularly fuel price changers and digital electronic billboards," said Thomas Brandt, Trans-Lux Executive Vice President and Co-Chief Executive Officer.

Nine Months Ended September 30, 2007

For the nine months ended September 30, 2007, Trans-Lux recorded revenues of $39.6 million, compared with $40.8 million last year. There was a net loss of $3.0 million (-$1.46 per share) for the nine-month period, which included a one-time, non-cash, non-tax deductible charge of $1.5 million relating to the Exchange Offer in the first quarter of 2007, compared with a net loss of $1.4 million (-$1.12 per share) during the same period last year. Year to date results also include a gain from the termination of an office lease, which occurred in the second quarter of 2007. EBITDA totaled $7.0 million for the nine-month period, compared with $8.2 million last year.

As previously reported, the Company successfully completed an Exchange Offer in the first quarter of 2007 for its 8 1/4% Limited Convertible Senior Subordinated Notes due 2012, as a result of which $7.8 million of debt was exchanged for 1,041,257 shares of the Company's Common Stock, further reducing the Company's total long-term debt and interest expense.

Entertainment/Real Estate Division

Entertainment/real estate division revenues were up 8% quarter-to-quarter and 10% year-to-date, although operating expenses were higher due to increases in the federal and local minimum wages, credit card fees and concession costs. Top grossing films for the three-month period included anticipated sequels Harry Potter and the Order of the Phoenix and The Bourne Ultimatum, as well as Transformers and The Simpsons Movie. During the quarter, the Company began an expansion on its cinema in northern New Mexico from six to ten screens, which is expected to be completed in the first half of 2008.

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

Display Division - Outdoor

In the Outdoor display division, sales in new commercial markets remain a focus
- with a large order secured this quarter from a U.S.-based convenience store chain for full color CaptiVue(R) displays that will be used to advertise fuel prices, as well as other products, services and promotions. A significant scoreboard order included full color CaptiVue video displays and scoring equipment from Florida Atlantic University in Boca Raton, Florida.

Display Division - Indoor

Rental installation disconnects in the financial services sector continue to have a negative impact on the Company. However, a variety of orders for trading displays, including GraphixMax(TM), DataWall(R) and LED Jet(R), were obtained during the quarter from firms in institutional and retail segments of the financial services industry in North America and the Far East. Subsequent to the end of the quarter, the Company secured a large contract from a major U.S. financial exchange to consolidate, upgrade and move its existing trading display system as a result of an announced merger.

In the transportation and corporate sector, the Company received follow up orders for additional GraphixWall(R) displays from a major North American international airport for passenger information displays, as well as from a regional transit authority for track displays. A leading manufacturer placed an order for supplementary GraphixWall displays for its assembly facility in Florida, which are used to post product quantities for order processing. The Company continued to receive display orders for business school classroom applications, including Northern Michigan University and Butler University. In addition, various locations of a national HMO have again ordered DataWall and VisionWriter(R) displays for pharmacy waiting room applications.

The gaming sector continued its upswing in sales. During the quarter, the Company was awarded a contract from Renata's Casino in Henderson, Nevada for an electronic sports book display system, the Company's third Stations Casino installation. Contracts were secured internationally from the Venetian Macau (Sands Casino) in Largo de Monte Carlo, Macau for an

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electronic race and sports display system, and from the Atlantis Hotel & Casino in Nassau, Bahamas for additional race panels for their electronic race book installation. In addition, the Company also secured an order for a large, multi-faceted, tri-color LED Jet electronic sports display for New York City OTB's newest facility and an incremental order from Sam's Town Hotel & Gambling Hall in Las Vegas.

About Trans-Lux

Trans-Lux is a full-service, worldwide provider of integrated electronic display solutions for today's communications environments. Incorporated in 1920, Trans-Lux specializes in the design, manufacture, installation and service of large-scale indoor and outdoor LED electronic display systems for applications in the financial, banking, gaming, advertising, corporate, retail, transportation, entertainment and sports industries. Trans-Lux offers unique control systems as well as content through its partnerships with key data suppliers in the markets the Company serves. Trans-Lux has display equipment installed at thousands of locations around the world, including the world's major financial exchanges. In addition to its display business, the Company owns and operates a chain of motion picture theatres in the western Mountain States. For more information, please visit our web site at www.trans-lux.com.
                                                            -----------------

(Table of Operations attached)

                                      ###

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.

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Trans-Lux / 5

                                  TRANS-LUX CORPORATION

                                  RESULTS OF OPERATIONS
                                       (Unaudited)

<CAPTIONS>
                                                THREE MONTHS ENDED     NINE MONTHS ENDED
                                                   SEPTEMBER 30           SEPTEMBER 30
                                                ------------------     ------------------

(In thousands, except per share data)              2007       2006        2007       2006
                                                ------------------     ------------------
Revenues                                        $14,269    $15,437     $39,557    $40,756

Net income (loss)                                  (300)        61      (2,966)    (1,405)

Calculation of EBITDA - add:
   Interest expense/debt conversion cost, net       935      1,062       4,240      3,149
   Provision (benefit) for income taxes            (166)        84        (953)      (726)
   Depreciation and amortization                  2,208      2,375       6,682      7,145
                                                ------------------     ------------------
EBITDA (1)                                      $ 2,677    $ 3,582     $ 7,003    $ 8,163
                                                ==================     ==================

Earnings (loss) per share - basic and diluted   $ (0.13)   $  0.04     $ (1.46)   $ (1.12)

Average common shares outstanding -
   basic and diluted                              2,305      1,260       2,026      1,260

(1) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization. EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.